Exhibit 99.1

Beacon Roofing Supply, Inc.

Consolidated Financial Statements

As of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023, and 2022 and Report of Independent Registered Public Accounting Firm

i

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Beacon Roofing Supply, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Beacon Roofing Supply, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 27, 2025 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Existence of Inventory
Description of the Matter
At December 31, 2024, the Company held $1,407.7 million of inventory across its 586 branch locations throughout the United States and Canada. As disclosed in Note 2 to the financial statements, inventories consist substantially of finished goods, with inventory cost determined utilizing the weighted-average cost method.
Auditing the existence of inventory is complex and requires significant effort in testing due to the disaggregation of inventory across 586 branch locations. This results in both: (1) a high degree of auditor judgment in determining the extent of procedures to be performed and (2) a high degree of effort to perform procedures in order to validate the existence of inventory. For example, there is judgment required in determining the number of branch locations at which to perform testing procedures.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the inventory process. For example, we tested management’s controls relating to the performance of counts of inventory held at the Company’s branch locations.
To test the existence of inventory at the balance sheet date, our audit procedures included, among others, performing test counts of inventory items at a sample of branch locations, comparing our test count results to the Company’s system of record, and performing analytical procedures over the total inventory balance at the balance sheet date.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 1997.
Tysons, Virginia
February 27, 2025

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(In millions, except per share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$74.3	$84.0
Accounts receivable, less allowance of $17.6 and $15.0 as of December 31, 2024 and 2023, respectively	1,196.1	1,140.2
Inventories, net	1,407.7	1,227.9
Prepaid expenses and other current assets	501.7	444.6
Total current assets	3,179.8	2,896.7
Property and equipment, net	545.7	436.4
Goodwill	2,094.7	1,952.6
Intangibles, net	489.1	403.5
Operating lease right-of-use assets, net	626.8	503.6
Deferred income taxes, net	—	2.1
Other assets, net	17.5	12.8
Total assets	$6,953.6	$6,207.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$938.0	$942.8
Accrued expenses	522.4	498.6
Current portion of operating lease liabilities	101.2	89.7
Current portion of finance lease liabilities	38.9	26.2
Current portion of long-term debt	12.8	10.0
Total current liabilities	1,613.3	1,567.3
Borrowings under revolving lines of credit, net	148.1	80.0
Long-term debt, net	2,481.2	2,192.3
Deferred income taxes, net	37.0	20.1
Other long-term liabilities	1.9	0.5
Operating lease liabilities	544.7	423.7
Finance lease liabilities	134.9	100.3
Total liabilities	4,961.1	4,384.2
Commitments and contingencies (Note 14)
Convertible Preferred Stock (voting); $0.01 par value; aggregate liquidation preference $400.0; 0.0 and 0.0 shares authorized, issued and outstanding as of December 31, 2024 and 2023, respectively (Note 5)	—	—
Stockholders’ equity:
Common stock (voting); $0.01 par value; 100.0 shares authorized; 61.5 and 63.3 shares issued and outstanding as of December 31, 2024 and 2023, respectively	0.6	0.6
Undesignated preferred stock; 5.0 shares authorized, none issued or outstanding	—	—
Additional paid-in capital	1,264.4	1,218.4
Retained earnings	753.7	618.8
Accumulated other comprehensive income (loss)	(26.2)	(14.3)
Total stockholders’ equity	1,992.5	1,823.5
Total liabilities and stockholders’ equity	$6,953.6	$6,207.7
See accompanying Notes to the Consolidated Financial Statements

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended December 31,
	2024	2023	2022
Net sales	$9,763.2	$9,119.8	$8,429.7
Cost of products sold	7,258.4	6,777.1	6,194.2
Gross profit	2,504.8	2,342.7	2,235.5
Operating expense:
Selling, general and administrative	1,637.6	1,454.3	1,372.9
Depreciation	109.9	91.2	75.1
Amortization	91.9	85.0	84.1
Total operating expense	1,839.4	1,630.5	1,532.1
Income (loss) from operations	665.4	712.2	703.4
Interest expense, financing costs and other, net	177.3	126.1	83.7
Loss on debt extinguishment	2.4	—	—
Income (loss) before provision for income taxes	485.7	586.1	619.7
Provision for (benefit from) income taxes	124.0	151.1	161.3
Net income (loss)	$361.7	$435.0	$458.4

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$361.7	$435.0	$458.4
Dividends on Preferred Stock	—	(13.9)	(24.0)
Undistributed income allocated to participating securities	—	(34.1)	(54.8)
Repurchase Premium	—	(414.6)	—
Net income (loss) attributable to common stockholders	$361.7	$(27.6)	$379.6

Weighted-average common shares outstanding:
Basic	62.5	63.7	67.1
Diluted	63.7	63.7	68.4

Net income (loss) per common share:
Basic	$5.78	$(0.43)	$5.66
Diluted	$5.68	$(0.43)	$5.55
See accompanying Notes to the Consolidated Financial Statements

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Comprehensive Income
(In millions)

	Year Ended December 31,
	2024	2023	2022
Net income (loss)	$361.7	$435.0	$458.4
Other comprehensive income (loss):
Foreign currency translation adjustment	(11.0)	2.7	(6.9)
Unrealized gain (loss) due to change in fair value of derivative financial instruments, net of tax	0.7	(1.9)	13.8
Derivative financial instruments reclassified to earnings, net of tax	(1.6)	(2.6)	—
Total other comprehensive income (loss)	(11.9)	(1.8)	6.9
Comprehensive income (loss)	$349.8	$433.2	$465.3
See accompanying Notes to the Consolidated Financial Statements

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Stockholders’ Equity
(In millions)

	Common Stock		APIC[1]	Retained Earnings	AOCI[2]	Total
	Shares	Amount
Balance as of December 31, 2021	70.4	$0.7	$1,148.6	$682.5	$(19.4)	$1,812.4
Repurchase and retirement of common stock, net[3]	(6.9)	(0.1)	—	(388.1)	—	(388.2)
Issuance of common stock, net of shares withheld for taxes	0.7	0.0	11.0	—	—	11.0
Stock-based compensation	—	—	27.6	—	—	27.6
Other comprehensive income (loss)	—	—	—	—	6.9	6.9
Net income (loss)	—	—	—	458.4	—	458.4
Dividends on Preferred Stock	—	—	—	(24.0)	—	(24.0)
Balance as of December 31, 2022	64.2	$0.6	$1,187.2	$728.8	$(12.5)	$1,904.1
Repurchase and retirement of common stock, net[3]	(1.6)	0.0	—	(111.5)	—	(111.5)
Repurchase of Preferred Stock, net	—	—	—	(414.6)	—	(414.6)
Issuance of common stock, net of shares withheld for taxes	0.7	0.0	(1.1)	—	—	(1.1)
Stock-based compensation	—	—	28.0	—	—	28.0
Other comprehensive income (loss)	—	—	—	—	(1.8)	(1.8)
Proceeds from disgorgement of short-swing profits, net of tax	—	—	4.3	—	—	4.3
Net income (loss)	—	—	—	435.0	—	435.0
Dividends on Preferred Stock	—	—	—	(18.9)	—	(18.9)
Balance as of December 31, 2023	63.3	$0.6	$1,218.4	$618.8	$(14.3)	$1,823.5
Repurchase and retirement of common stock, net[3]	(2.4)	0.0	—	(226.8)	—	(226.8)
Issuance of common stock, net of shares withheld for taxes	0.6	0.0	15.0	—	—	15.0
Stock-based compensation	—	—	31.0	—	—	31.0
Other comprehensive income (loss)	—	—	—	—	(11.9)	(11.9)
Net income (loss)	—	—	—	361.7	—	361.7
Balance as of December 31, 2024	61.5	$0.6	$1,264.4	$753.7	$(26.2)	$1,992.5

1.Additional Paid-in Capital (“APIC”).
2.Accumulated Other Comprehensive Income (Loss) (“AOCI”).
3.See Note 7 for additional information.
See accompanying Notes to the Consolidated Financial Statements

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2024	2023	2022
Operating Activities
Net income (loss)	$361.7	$435.0	$458.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	201.8	176.2	159.2
Stock-based compensation	31.0	28.0	27.6
Certain interest expense and other financing costs	3.9	2.2	5.2
Loss on debt extinguishment	2.4	—	—
Gain on sale of fixed assets and other	(7.5)	(15.6)	(4.1)
Deferred income taxes	17.2	27.3	30.1
Changes in operating assets and liabilities:
Accounts receivable	15.4	(104.7)	(111.4)
Inventories	(114.5)	129.1	(117.7)
Prepaid expenses and other current assets	(56.0)	(27.5)	(36.3)
Accounts payable and accrued expenses	(43.2)	141.6	(15.2)
Other assets and liabilities	7.2	(3.8)	5.3
Net cash provided by (used in) operating activities	419.4	787.8	401.1
Investing Activities
Capital expenditures	(126.6)	(122.9)	(90.1)
Acquisition of business, net	(420.5)	(119.0)	(309.2)
Proceeds from sale of assets	7.9	17.5	5.2
Purchases of investments	(1.3)	(1.2)	(1.5)
Net cash provided by (used in) investing activities	(540.5)	(225.6)	(395.6)
Financing Activities
Borrowings under revolving lines of credit	2,881.7	2,374.2	2,781.3
Payments under revolving lines of credit	(2,815.1)	(2,550.7)	(2,520.6)
Borrowings under term loan	300.0	—	—
Payments under term loan	(12.8)	(10.0)	(10.0)
Borrowings under senior notes	—	600.0	—
Payment of debt issuance costs	(0.2)	(8.0)	—
Payments under equipment financing facilities and finance leases	(30.7)	(21.2)	(12.1)
Repurchase of convertible Preferred Stock	—	(805.7)	—
Payment of fees for the repurchase of convertible Preferred Stock	(0.1)	—	—
Repurchase and retirement of common stock, net	(225.0)	(110.9)	(388.1)
Payment of dividends on Preferred Stock	—	(18.9)	(24.0)
Proceeds from disgorgement of short-swing profits	—	5.9	—
Proceeds from employee stock purchase plan	13.2	—	—
Proceeds from issuance of common stock related to equity awards	9.4	12.7	16.7
Payment of taxes related to net share settlement of equity awards	(7.6)	(13.8)	(5.7)
Net cash provided by (used in) financing activities	112.8	(546.4)	(162.5)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	0.5	(1.1)

Net increase (decrease) in cash and cash equivalents	(9.7)	16.3	(158.1)
Cash and cash equivalents, beginning of period	84.0	67.7	225.8
Cash and cash equivalents, end of period	$74.3	$84.0	$67.7

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$177.8	$111.3	$83.4
Income taxes, net of refunds[1]	$110.6	$120.6	$157.1

1.Taxes paid in the year ended December 31, 2022 includes $18.6 million related to the transition period from October 1, 2021 to December 31, 2021.
See accompanying Notes to the Consolidated Financial Statements

BEACON ROOFING SUPPLY, INC.
Notes to the Consolidated Financial Statements
1. Company Overview
Beacon Roofing Supply, Inc. (“Beacon” or the “Company”) was incorporated in the state of Delaware on July 16, 1997 and is the leading publicly-traded specialty wholesale distributor of roofing and complementary building products, including waterproofing products, in North America.
The Company operates its business primarily under the trade name “Beacon Building Products” and services customers in all 50 states throughout the U.S. and seven provinces in Canada. The Company’s material subsidiaries are Beacon Sales Acquisition, Inc. and Beacon Roofing Supply Canada Company (“BRSCC”).
2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current period presentation.
Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Significant items subject to such estimates include inventories, purchase price allocations, recoverability of goodwill and intangibles, and income taxes. Accordingly, actual amounts could differ materially from these estimates.
Segment Information
Operating segments are defined as components of a business that can earn revenue and incur expenses for which discrete financial information is evaluated on a regular basis by the chief operating decision maker (“CODM”) in order to decide how to allocate resources and assess performance. The Company’s CODM, the Chief Executive Officer, reviews consolidated results of operations to make decisions, therefore the Company views its operations and manages its business as a single operating segment.
Business Combinations
The Company records acquisitions resulting in the consolidation of a business using the acquisition method of accounting. Under this method, the Company records the assets acquired, including intangible assets that can be identified, and liabilities assumed based on their estimated fair values at the date of acquisition. The Company uses an income approach to determine the fair value of acquired intangible assets, specifically the multi-period excess earnings method for customer relationships and the relief from royalty method for trade names. Various Level 3 fair value assumptions are used in the determination of these estimated fair values, including items such as sales growth rates, cost synergies, customer attrition rates, discount rates, and other prospective financial information. The purchase price in excess of the fair value of the assets acquired and liabilities assumed is recorded as goodwill. Estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed. Management believes these estimates are based on reasonable assumptions, however they are inherently uncertain and unpredictable, therefore actual results may differ. Transaction costs associated with acquisitions are expensed as incurred and are included as a component of selling, general and administrative expense within the consolidated statements of operations.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents also include unsettled credit card transactions. Cash equivalents are composed of money market funds which invest primarily in commercial paper or bonds with a rating of A-1 or better, and bank certificates of deposit.
Accounts Receivable
Accounts receivable are derived from unpaid invoiced amounts and are recorded at their net realizable value. The allowance for doubtful accounts is calculated based on actual historical write-offs and current economic factors and represents the Company’s best estimate of its credit exposure. Each month the Company reviews its receivables on a customer-by-customer basis and any balances that are deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s accounts receivable are primarily from customers in the building industry located in the U.S. and Canada, and no single customer represented at least 10% of the Company’s revenue during the year ended December 31, 2024 or accounts receivable as of December 31, 2024.
Concentrations of Risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company maintains the majority of its cash and cash equivalents with one financial institution, which management believes to be financially sound and with minimal credit risk. The Company’s deposits typically exceed amounts guaranteed by the Federal Deposit Insurance Corporation.
Inventories including Vendor Rebates and Reserve for Inventory Obsolescence
Inventories, consisting substantially of finished goods, are valued at the lower of cost or market (net realizable value). Inventory costs are determined using the moving weighted-average cost method and primarily consist of product cost from our suppliers, as well as freight and other handling fees. The Company establishes a reserve for inventory obsolescence, which is intended to reflect the net realizable value of inventory.
The following table summarizes the changes in the Company’s reserve for inventory obsolescence for the periods presented (in millions):

	Year Ended December 31,
	2024	2023	2022
Beginning balance	$20.2	$24.4	$20.4
Provision (benefit) for inventory write-downs	0.9	(3.4)	7.0
Deduction for inventory write-offs	(0.6)	(0.8)	(3.0)
Ending balance	$20.5	$20.2	$24.4
The Company’s arrangements with vendors typically provide for rebates after it makes a special purchase and/or monthly, quarterly, and/or annual rebates of a specified amount of consideration payable when a number of measures have been achieved. Annual rebates are generally related to a specified cumulative level of purchases on a calendar-year basis. The Company accounts for such rebates as a reduction of the inventory value until the product is sold, at which time such rebates reduce cost of products sold in the consolidated statements of operations. Throughout the year, the Company estimates the amount of the periodic rebates based upon the expected level of purchases. The Company continually revises these estimates to reflect actual rebates earned based on actual purchase levels. Amounts due from vendors under these arrangements are included in prepaid expenses and other current assets in the consolidated balance sheets.
Property and Equipment
Property and equipment acquired in connection with acquisitions are recorded at fair value as of the date of the acquisition and depreciated utilizing the straight-line method over the estimated remaining useful lives. All other additions are recorded at cost, and depreciation is computed using the straight-line method. The Company reviews the estimated useful lives of its fixed assets on an ongoing basis and the following table summarizes the estimates currently used:

Asset Class	Estimated Useful Life
Buildings	40 years
Equipment	3 to 7 years
Furniture and fixtures	7 years
Software	3 to 5 years
Finance lease assets and leasehold improvements	Shorter of the estimated useful life or the term of the lease, considering renewal options expected to be exercised.
Goodwill and Intangible Assets
On an annual basis and at interim periods when circumstances require, the Company tests the recoverability of its goodwill and indefinite-lived intangible assets and reviews for indicators of impairment. Examples of such indicators include a significant change in the business climate, unexpected competition, loss of key personnel, or a decline in the Company’s market capitalization below the Company’s net book value.

The Company performs impairment assessments at the reporting unit level, which is defined as an operating segment or one level below an operating segment, also known as a component. The Company evaluates its components for aggregation by examining the distribution methods, sales mix, and operating results of each component to determine if these characteristics will be sustained over a long-term basis. For purposes of this evaluation, the Company expects its components to exhibit similar economic characteristics 3-5 years after events such as an acquisition within the Company’s core roofing business or management/business restructuring. Components that exhibit similar economic characteristics are subsequently aggregated into a single reporting unit. Based on the Company’s most recent impairment assessment performed as of August 31, 2024, it was determined that all of the Company’s components exhibited similar economic characteristics, and therefore should be aggregated into a single reporting unit (collectively, the “Reporting Unit”).
To test for the recoverability of goodwill and indefinite-lived intangible assets, the Company first performs a qualitative assessment based on economic, industry, and company-specific factors for all or selected reporting units to determine whether the existence of events and circumstances indicates that it is more likely than not that the goodwill or indefinite-lived intangible asset is impaired. Based on the results of the qualitative assessment, two additional steps in the impairment assessment may be required. The first step would require a comparison of each reporting unit’s fair value to the respective carrying value. If the carrying value exceeds the fair value, a second step is performed to measure the amount of impairment loss on a relative fair value basis, if any.
Based on the Company’s most recent impairment assessment performed as of August 31, 2024, the Company concluded that it was more likely than not that the fair value of the goodwill and indefinite-lived intangible assets exceeded their net carrying amount, therefore the quantitative two-step impairment test was not required. The Company’s total market capitalization exceeded carrying value by approximately 189% as of August 31, 2024. The Company did not identify any macroeconomic, industry conditions, or cost-related factors that would indicate it is more likely than not that the fair value of the reporting unit was less than its carrying value.
The Company amortizes certain identifiable intangible assets that have finite lives, currently consisting of customer relationships and trademarks. Customer relationship assets are amortized on an accelerated basis based on the expected cash flows generated by the existing customers; and trademarks are amortized on an accelerated basis over the term the Company expects to use the trademark. Amortizable intangible assets are tested for impairment, when deemed necessary, based on undiscounted cash flows and, if impaired, are written down to fair value based on either discounted cash flows or appraised values.
Evaluation of Long-Lived Assets
The Company evaluates the recoverability of its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.
Fair Value Measurement
The Company applies fair value accounting for all financial assets and liabilities that are reported at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance establishes a defined three-tier hierarchy to classify and disclose the fair value of assets and liabilities on both the date of their initial measurement as well as all subsequent periods. The hierarchy prioritizes the inputs used to measure fair value by the lowest level of input that is available and significant to the fair value measurement. The three levels are described as follows:
•Level 1: Observable inputs. Quoted prices in active markets for identical assets and liabilities;
•Level 2: Observable inputs other than the quoted price. Includes quoted prices for similar instruments, quoted prices for identical or similar instruments in inactive markets and amounts derived from valuation models where all significant inputs are observable in active markets; and
•Level 3: Unobservable inputs. Includes amounts derived from valuation models where one or more significant inputs are unobservable and require the Company to develop relevant assumptions.
The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level of classification as of each reporting period.
Financial Derivatives
The Company enters into interest rate swaps to minimize the risks and costs associated with financing activities, as well as to maintain an appropriate mix of fixed-rate and floating-rate debt. The interest rate swap agreements are contracts to exchange variable-rate for fixed-interest rate payments over the life of the agreements. As of December 31, 2024, the Company has one interest rate swap designated as a cash flow hedge, for which the Company records changes in its fair value, net of tax, in other comprehensive income.
Net Sales
The Company records net sales when performance obligations with the customer are satisfied. A performance obligation is a promise to transfer a distinct good to the customer and is the unit of account. The transaction price is allocated to each distinct performance obligation and recognized as net sales when, or as, the performance obligation is satisfied. All contracts have a single performance obligation as the promise to transfer the individual good is not separately identifiable from other promises and is, therefore, not distinct. Performance obligations are satisfied at a point in time and net sales are recognized when the customer accepts the delivery of a product or takes possession of a product with rights and rewards of ownership. For goods shipped by third-party carriers, the Company recognizes revenue upon shipment since the terms are generally FOB shipping point at which time control passes to the customer. The Company also arranges for certain products to be shipped directly from the manufacturer to the customer. The Company recognizes the gross revenue for these sales upon shipment as the terms are FOB shipping point at which time control passes to the customer.
The Company enters into agreements with customers to offer rebates, generally based on achievement of specified sales levels and various marketing allowances that are common industry practice. Reductions to net sales for customer programs and incentive offerings, including promotions and other volume-based incentives, are estimated using the most likely amount method and recorded in the period in which the sale occurs. Provisions for early payment discounts are accrued in the same period in which the sale occurs. The Company does not have any material payment terms as payment is received shortly after the transfer of control of the products to the customer. Commissions to internal sales teams are paid to obtain contracts. As these contracts are less than one year, these costs are expensed as incurred.
The Company includes shipping and handling costs billed to customers in net sales. Related costs are accounted for as fulfillment activities and are recognized as cost of products sold when control of the products transfers to the customer.
Leases
The Company mostly operates in leased facilities, which are accounted for as operating leases. The leases typically provide for a base rent plus real estate taxes and insurance. Certain of the leases provide for escalating rents over the lives of the leases, and rent expense is recognized over the terms of those leases on a straight-line basis. The real estate leases expire between 2025 and 2037.
In addition, the Company leases equipment such as trucks and forklifts. Equipment leases are accounted for as either operating or finance leases. The equipment leases expire between 2025 and 2032.
The Company determines if an arrangement is a lease at inception. Operating and finance lease assets and liabilities are included within the consolidated balance sheets, with finance lease assets included in property and equipment, net.
Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rates implicit in most of the leases are not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments.
Lease assets include any prepaid lease payments and lease incentives. The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that those options will be exercised. The Company generally uses the base, non-cancelable lease term when determining the lease assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term. For finance leases, the lease asset is depreciated over the lease term and interest expense is recorded using the effective interest method.
The Company’s lease agreements generally contain lease and non-lease components. Non-lease components primarily include payments for maintenance and utilities. The Company has elected to combine fixed payments for non-lease components with lease payments and account for them together as a single lease component, which increases the lease assets and liabilities.
Payments under the Company’s lease agreements are primarily fixed. However, certain lease agreements contain variable payments, which are expensed as incurred and are not included in the operating lease assets and liabilities. These amounts include payments affected by the Consumer Price Index and reimbursements to landlords for items such as property insurance and common area costs. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Stock-Based Compensation
The Company applies the fair value method to recognize compensation expense for stock-based awards. Using this method, for time-based awards the estimated grant-date fair value of the award is measured based on the fair value of the Company’s common stock on the grant date and is recognized on a straight-line basis over the requisite service period based on the portion of the award that is expected to vest. The Company estimates forfeitures at the time of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For awards with performance conditions, the Company accrues stock-based compensation over the service period if, and to the extent that, it is determined that achievement of the performance condition is probable. Market conditions are incorporated into the grant date fair value of stock-based awards with market conditions using a Monte Carlo valuation model. Compensation expense for stock-based awards with market conditions is recognized over the service period and is not reversed if the market condition is not met. If awards with market, performance, and/or service conditions are forfeited due to failure to achieve performance conditions or failure to satisfy service conditions, any previously recognized expense for such awards is reversed.
The Company utilizes the Black-Scholes option pricing model to estimate the grant-date fair value of option awards. The exercise price of option awards is set to equal the estimated fair value of the common stock at the date of the grant. The following weighted-average assumptions are also used to calculate the estimated fair value of option awards:
•Expected volatility: The expected volatility of the Company’s shares is estimated using the historical stock price volatility over the most recent period commensurate with the estimated expected term of the awards.
•Expected term: For employee stock option awards, the Company determines the weighted-average expected term equal to the weighted period between the vesting period and the contract life of all outstanding options.
•Dividend yield: The Company has not paid dividends and does not anticipate paying a cash dividend in the foreseeable future and, accordingly, uses an expected dividend yield of zero.
•Risk-free interest rate: The Company bases the risk-free interest rate on the implied yield available on a U.S. Treasury note with a term equal to the estimated expected term of the awards.
Foreign Currency Translation
The Company’s operations located outside of the U.S. where the local currency is the functional currency are translated into U.S. dollars using the current rate method. Results of operations are translated at the average rate of exchange for the period. Assets and liabilities are translated at the closing rates on the period end date. Gains and losses on translation of these accounts are accumulated and reported as a separate component of equity and other comprehensive income (loss). Gains and losses on foreign currency transactions are recognized in the consolidated statements of operations as a component of interest expense, financing costs and other.
Income Taxes
The Company accounts for income taxes using the liability method, which requires it to recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the financial statement and tax reporting bases of assets and liabilities to the extent that they are realizable. Deferred tax expense (benefit) results from the net change in deferred tax assets and liabilities during the year.
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740 (“ASC 740”) prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Based on this guidance, the Company analyzes its filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. Tax benefits from uncertain tax positions are recognized if it is more likely than not that the position is sustainable based solely on its technical merits.
Net Income (Loss) per Common Share
Basic net income (loss) per common share is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common share equivalents or the conversion of Preferred Stock. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and vesting of restricted stock unit awards. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common stockholders by the fully diluted weighted-average number of common shares outstanding during the period.
Holders of Preferred Stock would have participated in dividends on an as-converted basis when declared on common shares. As a result, Preferred Stock was classified as a participating security and thereby required the allocation of income that would have otherwise been available to common stockholders when calculating net income (loss) per common share. The Company repurchased all outstanding Preferred Stock on July 31, 2023. Refer to Note 5 for more information.
For periods in which Preferred Stock is outstanding, diluted net income (loss) per common share is calculated by utilizing the most dilutive result of the if-converted and two-class methods. In both methods, net income (loss) attributable to common stockholders and the weighted-average common shares outstanding are adjusted to account for the impact of the assumed issuance of potential common shares that are dilutive, subject to dilution sequencing rules.
Recent Accounting Pronouncements—Adopted
In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting - Improving Reportable Segment Disclosures (Topic 280).” The standard is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. The standard requires disclosures to include significant segment expenses that are regularly provided to the CODM, a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. The standard also requires all annual disclosures currently required by ASC Topic 280 to be included in interim periods. This standard should be applied retrospectively and is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted this standard on December 31, 2024 using the retrospective method of adoption, which did not have a material impact on our consolidated financial statements and related disclosures. See Note 22 for the relevant segment disclosures.
Recent Accounting Pronouncements—Not Yet Adopted
In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements – Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This standard affects a wide variety of Topics in the Codification. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective. Early adoption is prohibited. The Company does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements and related disclosures.
In December 2023, the FASB issued ASU 2023-09, “Improvements to Income Tax Disclosures,” a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a registrant’s effective tax rate reconciliation as well as information on income taxes paid. This standard should be applied prospectively and is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” The standard requires disclosure of disaggregated information about certain financial statement expense line items presented on the consolidated statements of operations in the notes to the financial statements on an interim and annual basis. The standard can be applied either prospectively or retrospectively and is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3. Acquisitions
The following table presents the Company’s acquisitions between January 1, 2023 and December 31, 2024. The Company acquired 100% of the equity or substantially all of the net assets in each case. The Company has not provided pro forma results of operations for any of the transactions below, as the transactions individually and in the aggregate for the respective year are not material to the Company. The results of operations for these transactions are included in the Company’s consolidated statements of operations from the date of the acquisition (dollars in millions):

Date Acquired	Company Name	U.S. State/Canadian Province	Branches	Goodwill Recognized[1]	Intangible Assets Acquired[1]
November 1, 2024	Fairway Wholesale Distribution, LLC	Massachusetts	1	$4.2	$5.0
October 1, 2024	Ryan Seamless Gutter Systems, Inc.	Massachusetts	1	$4.8	$4.7
September 10, 2024	Chicago Metal Supply & Fabrication, Inc.	Illinois	1	$5.0	$5.8
August 1, 2024	Passaic Metal and Building Supplies Co. and affiliates	New Jersey and New York	9	$44.5	$43.0
August 1, 2024	SSR Roof Supply Ltd.	British Columbia	2	$6.0	$10.6
July 10, 2024	Roofers Mart of Southern California, Inc.	California	1	$0.6	$1.1
July 1, 2024	Integrity Metals, LLC	Florida	2	$5.5	$6.0
July 1, 2024	Extreme Metal Fabricators, LLC	Florida	2	$9.7	$15.2
May 1, 2024	Smalley & Company	Colorado, Arizona, California, Nevada, New Mexico, and Utah	11	$0.3	$25.8
April 15, 2024	General Roofing & Siding Supply Co.	Nebraska, Iowa, and North Dakota	5	$3.7	$8.8
February 12, 2024	Metro Sealant & Waterproofing Supply, Inc.	Virginia and Maryland	4	$22.4	$25.2
February 1, 2024	Roofers Supply of Greenville	South Carolina and North Carolina	3	$35.1	$26.6
November 1, 2023	H&H Roofing Supply, LLC	California	1	$1.1	$1.0
October 2, 2023	Garvin Construction Products	Maryland, New York, Connecticut, New Jersey, and Massachusetts	5	$17.0	$10.1
September 5, 2023	S&H Building Material Corporation	New York	1	$5.3	$4.1
August 1, 2023	All American Vinyl Siding Supply, LLC	Mississippi	1	$0.7	$0.8
July 11, 2023	Crossroads Roofing Supply, Inc.	Oklahoma	5	$5.8	$11.1
June 12, 2023	Silver State Building Materials, Inc.	Nevada	1	$0.6	$0.9
March 31, 2023	Al’s Roofing Supply, Inc.	California	4	$3.7	$7.1
March 31, 2023	Prince Building Systems, LLC	Wisconsin	1	$0.3	$2.0
January 4, 2023	First Coastal Exteriors, LLC	Alabama and Mississippi	2	$0.8	$1.9

1.For all acquisitions occurring in 2024, the measurement period is still open and amounts are based on provisional estimates of the fair value of assets acquired and liabilities assumed as of December 31, 2024.
In each company’s respective twelve months prior to being acquired by Beacon, the companies listed above produced aggregate annual sales of approximately $762.3 million (unaudited). The total transaction costs incurred by the Company for these acquisitions for the year ended December 31, 2024 were $9.9 million. Of the $177.1 million of goodwill recognized for these acquisitions, $132.5 million is deductible for tax purposes.

4. Net Sales
The following table presents the Company’s net sales by line of business and geography for each period presented (in millions):

	U.S.	Canada	Total
Year Ended December 31, 2024
Residential roofing products	$4,759.5	$74.0	$4,833.5
Non-residential roofing products	2,474.2	199.9	2,674.1
Complementary building products	2,232.8	22.8	2,255.6
Total net sales	$9,466.5	$296.7	$9,763.2

Year Ended December 31, 2023
Residential roofing products	$4,588.1	$63.9	$4,652.0
Non-residential roofing products	2,192.6	203.1	2,395.7
Complementary building products	2,062.2	9.9	2,072.1
Total net sales	$8,842.9	$276.9	$9,119.8

Year Ended December 31, 2022
Residential roofing products	$4,138.1	$79.8	$4,217.9
Non-residential roofing products	2,285.7	178.6	2,464.3
Complementary building products	1,736.6	10.9	1,747.5
Total net sales	$8,160.4	$269.3	$8,429.7
5. Net Income (Loss) Per Common Share
Basic net income (loss) per common share is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common share equivalents or the conversion of Preferred Stock (as defined below) when outstanding during the period. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and vesting of restricted stock unit (“RSU”) awards. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common stockholders by the fully diluted weighted-average number of common shares outstanding during the period.
In connection with the acquisition of Allied Building Products Corp. on January 2, 2018, the Company completed the sale of 400,000 shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), with an aggregate liquidation preference of $400.0 million, at a purchase price of $1,000 per share, to CD&R Boulder Holdings, L.P. (“CD&R Holdings”).
On July 31, 2023 (the “Repurchase Date”), the Company repurchased (the “Repurchase”) all 400,000 issued and outstanding shares of the Preferred Stock held by CD&R Holdings (the shares of Preferred Stock held by CD&R Holdings, the “Shares”) pursuant to a letter agreement dated July 6, 2023 in cash for $805.4 million, including $0.9 million of accrued but unpaid dividends as of such date (the “Repurchase Price”). In connection with the Repurchase, CD&R Holdings agreed that for as long as Philip Knisely or Nathan Sleeper remained a member of the Company’s Board of Directors (the “Board”) and for a period of six months thereafter, the customary voting, standstill, and transfer restrictions set forth in the original Investment Agreement with respect to the Preferred Stock will continue to apply to CD&R Holdings and its related fund in accordance with their terms. Following the closing of the Repurchase, Mr. Sleeper resigned from the Company’s Board and Mr. Knisely remained a member of the Company’s Board until his resignation on January 23, 2024.
The aggregate Repurchase Price and related transaction fees and expenses were financed by a combination of proceeds from the 2030 Senior Notes (as defined in Note 12), as well as the 2026 ABL (as defined in Note 12), and cash on hand.
On and after the Repurchase Date, all dividends and distributions ceased to accrue on the Shares, the repurchased Shares are no longer deemed outstanding, and all rights of CD&R Holdings with respect to the repurchased Shares terminated.
During the year ended December 31, 2023, the Company incurred costs directly attributable to the Repurchase of $9.3 million.

Before the Repurchase occurred, the Preferred Stock was convertible perpetual participating preferred stock of the Company, and conversion of the Preferred Stock into $0.01 par value shares of the Company’s common stock would have been at a conversion price of $41.26 per share (or 9,694,619 shares of common stock). The Preferred Stock accumulated dividends at a rate of 6.0% per annum (payable quarterly in cash or in-kind, subject to certain conditions). The Preferred Stock was not mandatorily redeemable; therefore, it was classified as mezzanine equity in the Company’s consolidated balance sheets. Holders of Preferred Stock would have participated in dividends on an as-converted basis if declared on common shares. As a result, Preferred Stock was classified as a participating security and thereby required the allocation of income that would have otherwise been available to common stockholders when calculating net income (loss) per common share.
Prior to the Repurchase, CD&R Holdings typically reinvested cash proceeds received from the quarterly Preferred Stock dividend payments to purchase shares of the Company’s common stock on the open market, the most recent of which occurred in April 2023. In connection with the Repurchase, CD&R Holdings triggered the short-swing profit rule pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and disgorged $4.7 million in short-swing trading profits to the Company immediately following the Repurchase. Subsequent to the Repurchase, CD&R Holdings disgorged an additional $1.2 million of short-swing trading profits triggered by CD&R Holdings’ public offering to sell 5.0 million shares of the Company’s common stock. The $5.9 million of short-swing trading profits disgorged by CD&R Holdings pursuant to Section 16(b) of the Exchange Act during the year ended December 31, 2023 were recorded to additional paid-in capital net of tax of $1.6 million on the consolidated balance sheets.
The difference between the total consideration paid for the Repurchase, inclusive of direct costs, and the carrying value of the Preferred Stock, resulted in a $414.6 million Repurchase premium (the “Repurchase Premium”) which was recorded as a reduction to retained earnings within the consolidated statements of stockholders’ equity. In calculating basic and diluted net income (loss) per common share for the year ended December 31, 2023, the Repurchase Premium is included as a component of net income (loss) attributable to common stockholders.
For periods in which Preferred Stock is outstanding, diluted net income (loss) per common share is calculated by utilizing the most dilutive result of the if-converted and two-class methods. In both methods, net income (loss) attributable to common stockholders and the weighted-average common shares outstanding are adjusted to account for the impact of the assumed issuance of potential common shares that are dilutive, subject to dilution sequencing rules.
The following table presents the components and calculations of basic and diluted net income (loss) per common share (in millions, except per share amounts; certain amounts may not recalculate due to rounding):

	Year Ended December 31,
	2024	2023	2022
Numerator:
Net income (loss)	$361.7	$435.0	$458.4
Dividends on Preferred Stock	—	(13.9)	(24.0)
Undistributed income allocated to participating securities	—	(34.1)	(54.8)
Repurchase Premium	—	(414.6)	—
Net income (loss) attributable to common stockholders – Basic and Diluted	$361.7	$(27.6)	$379.6

Denominator:
Weighted-average common shares outstanding – Basic	62.5	63.7	67.1
Effect of common share equivalents	1.2	—	1.3
Weighted-average common shares outstanding – Diluted	63.7	63.7	68.4

Net income (loss) per common share:
Basic	$5.78	$(0.43)	$5.66
Diluted	$5.68	$(0.43)	$5.55

The following table includes the number of shares that may be dilutive common shares in the future (except for the Preferred Stock, which was redeemed in July 2023 and therefore has no dilutive impact in the future at the time of their redemption). These shares were not included in the computation of diluted net income (loss) per common share because the effect was either anti-dilutive or the requisite performance conditions were not met (in millions):

	Year Ended December 31,
	2024	2023	2022
Stock options	0.1	0.7	0.2
Restricted stock units	0.0	1.0	0.0
Preferred Stock	—	5.6	9.7
Employee Stock Purchase Plan	0.0	0.0	—
6. Stock-based Compensation
On April 1, 2024, the Board approved the Beacon Roofing Supply, Inc., 2024 Stock Plan (the “2024 Plan”), subject to stockholder approval, which was subsequently obtained on May 15, 2024 in conjunction with the 2024 Annual Meeting of Stockholders. Upon approval, the 2024 Stock Plan succeeded the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan (the “Prior Plan”) and is the only plan of the Company pursuant to which stock-based awards are currently granted. The 2024 Plan provides for discretionary grants of stock options, stock awards, stock unit awards, and stock appreciation rights (“SARs”) for up to 6,200,000 shares of common stock to key employees and non-employee directors. Stock options and SARs granted under the 2024 Plan, or granted under the Prior Plan after March 6, 2024, will reduce the number of available shares by one share for every share subject to the stock option or SAR, and stock awards and stock unit awards granted under the 2024 Plan, or granted under the Prior Plan after March 6, 2024, will reduce the number of available shares by 2.25 shares for every one share delivered. If (i) there is a lapse, forfeiture, expiration, termination, or cancellation of any award for any reason under the 2024 Plan, or under the Prior Plan after March 6, 2024, or (ii) shares subject to a stock award or a stock unit award under the 2024 Plan, or under the Prior Plan after March 6, 2024, are delivered or withheld as payment of any withholding taxes, then in each case such shares will again be available for issuance under the 2024 Plan, to be added back in the same multiple as described in the preceding sentence. Any shares delivered or withheld as payment for the exercise price of a stock option or of any withholding taxes with respect to such stock options or SARs will not be available for issuance pursuant to subsequent awards. As of December 31, 2024, there were 6,327,413 shares of common stock available for issuance pursuant to the 2024 Plan.
All unvested employee equity awards contain a “double trigger” change in control mechanism to the extent such employee equity award is continued or assumed after a change in control. If an award is not continued or assumed by a public company in an equitable manner, it shall become vested immediately prior to a change in control (at 100% payout with respect to a performance-based restricted stock unit award and at 100% of the award then earned but not vested with respect to a restricted stock unit award with market conditions). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award (based on actual performance with respect to a performance-based restricted stock unit award subject to completed annual performance periods and at 100% payout for any in-progress annual performance periods) unless there is a qualifying termination (without cause or for good reason) within one-year following the change in control, in which event the award shall become vested immediately.
Stock Options
Non-qualified stock options generally expire 10 years after the grant date and, except under certain conditions, the options are subject to continued employment and vest in three annual installments over the three-year period following the grant date.
The fair values of the options granted for the periods presented were estimated on the dates of grants using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2024	2023	2022
Risk-free interest rate	4.13%	4.26%	1.93%
Expected volatility	48.05%	49.92%	48.89%
Expected life (in years)	5.08	5.12	5.14
Dividend yield	—	—	—

The following table summarizes all stock option activity for the year ended December 31, 2024 (in millions, except per share amounts and time periods):

	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value[1]
Balance as of December 31, 2023	1.1	$41.38	5.8	$51.3
Granted	0.1	$85.18
Exercised	(0.3)	$35.71
Canceled/Forfeited	(0.0)	$61.44
Expired	(0.0)	$28.64
Balance as of December 31, 2024	0.9	$47.54	5.6	$51.2
Vested and expected to vest after December 31, 2024	0.9	$47.22	5.6	$51.0
Exercisable as of December 31, 2024	0.7	$39.34	4.7	$44.5

1.Aggregate intrinsic value represents the difference between the closing fair value of the underlying common stock and the exercise price of outstanding, in-the-money options on the date of measurement.
During the years ended December 31, 2024, 2023, and 2022, the Company recorded stock-based compensation expense related to stock options of $3.9 million, $3.8 million, and $3.9 million, respectively. During the years ended December 31, 2024, 2023, and 2022, the Company recognized a tax benefit related to stock-based compensation expense related to stock options of $2.9 million, $1.6 million, and $1.4 million, respectively.
As of December 31, 2024, there was $4.1 million of total unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.6 years.
The following table summarizes additional information on stock options for the periods presented (in millions, except per share amounts):

	Year Ended December 31,
	2024	2023	2022
Weighted-average fair value per share of stock options granted	$40.34	$31.86	$26.50
Total grant date fair value of stock options vested	$2.7	$3.2	$2.7
Total intrinsic value of stock options exercised	$15.2	$10.9	$11.5
Restricted Stock Units
Time-based RSU awards granted to employees are subject to continued employment and generally vest on the third anniversary of the grant date. The Company also grants certain RSU awards to management that additionally may contain market or performance conditions. Market conditions, which are based on stock price, are incorporated into the grant date fair value of the management awards with market conditions using a Monte Carlo valuation model. Compensation expense for management awards with market conditions is recognized over the service period and is not reversed if the market condition is not met. For awards with performance conditions, the actual number of awards that will vest can range from 0% to 200% of the original grant amount, depending upon actual Company performance below or above the established performance metric targets. At each reporting date, the Company estimates performance in relation to the defined targets when determining the projected number of management awards with performance conditions that are expected to vest and calculating the related stock-based compensation expense. Management awards with performance conditions are amortized over the service period if, and to the extent that, it is determined that achievement of the performance condition is probable. If awards with market, performance and/or service conditions are forfeited due to failure to achieve performance conditions or failure to satisfy service conditions, any previously recognized expense for such awards is reversed.
RSUs granted to non-employee directors are subject to continued service and vest on the first anniversary of the grant date (except under certain conditions). Generally, the common shares underlying the RSUs are not eligible for distribution until the non-employee director’s service on the Board has terminated, and for non-employee director RSU grants made prior to fiscal year 2014, the share distribution date is six months after the director’s termination of service on the Board. Any non-employee directors who have Beacon equity holdings (defined as common stock and outstanding vested equity awards) with a total fair value that is greater than or equal to five times the annual Board cash retainer may elect to have any future RSU grants settle simultaneously with vesting.
The following table summarizes all RSU activity for the year ended December 31, 2024 (in millions, except grant date fair value amounts):

	RSUs Outstanding	Weighted-Average Grant Date Fair Value
Balance as of December 31, 2023	1.2	$53.14
Granted	0.4	$85.71
Released	(0.3)	$52.05
Canceled/Forfeited	(0.1)	$60.93
Balance as of December 31, 2024	1.2	$62.91
Vested and expected to vest after December 31, 2024[1]	1.1	$62.54

1.As of December 31, 2024, outstanding awards with performance conditions were expected to vest at or below 100% of their original grant amount.
During the years ended December 31, 2024, 2023, and 2022, the Company recorded stock-based compensation expense related to RSUs of $24.6 million, $23.0 million, and $23.7 million, respectively. During the years ended December 31, 2024, 2023, and 2022, the Company recognized a tax benefit related to stock-based compensation expense related to RSUs of $3.0 million, $4.6 million, and $1.9 million, respectively.
As of December 31, 2024, there was $29.7 million of total unrecognized compensation expense related to unvested RSUs (including unrecognized expense for RSUs with performance conditions at their estimated value as of December 31, 2024), which is expected to be recognized over a weighted-average period of 1.7 years.
The following table summarizes additional information regarding RSUs (in millions, except per share amounts):

	Year Ended December 31,
	2024	2023	2022
Weighted-average fair value per share of RSUs granted	$85.71	$62.84	$50.63
Total grant date fair value of RSUs vested	$14.7	$20.1	$9.6
Total intrinsic value of RSUs released	$27.7	$38.6	$17.4
Employee Stock Purchase Plan
On March 20, 2023, the Board adopted the Company’s 2023 Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval, which was subsequently obtained on May 17, 2023 in conjunction with the 2023 Annual Meeting of Stockholders. The ESPP allows eligible employees to acquire shares of the Company’s common stock through payroll deductions over six-month offering periods. The purchase price per share is equal to 85% of the lesser of (1) the fair market value of a share of the Company’s common stock on the offering date, defined as the first trading day of the offering period, or (2) the fair market value of a share of the Company’s common stock on the purchase date, defined as the last trading day of the offering period; provided that the purchase price is not less than the $0.01 par value per share of the common stock. Participant purchases are limited to a maximum of $12,500 worth of stock per offering period (or $25,000 per calendar year). The Company is authorized to grant up to 1,000,000 shares of its common stock under the ESPP.
During the year ended December 31, 2024, employees purchased 181,836 shares at a weighted-average per share price of $72.78. As of December 31, 2024, there were 818,164 shares of common stock available for issuance pursuant to the Company’s ESPP. During the years ended December 31, 2024 and 2023, the Company recorded stock-based compensation expense related to the ESPP of $2.5 million and $1.2 million, respectively.

7. Share Repurchase Program
On February 24, 2022, the Company announced a new share repurchase program (the “Repurchase Program”), pursuant to which the Company may purchase up to $500.0 million of its common stock. On February 23, 2023, the Company announced that its Board authorized and approved an increase of the Repurchase Program by approximately $387.9 million, permitting future share repurchases of $500.0 million after considering actual share repurchases as of such re-authorization date.
Share repurchases under the Repurchase Program may be made from time to time through various means, including open market purchases (including block trades), privately negotiated transactions, accelerated share repurchase transactions (“ASR”), or through a series of forward purchase agreements, option contracts, or similar agreements and contracts (including Rule 10b5-1 plans) adopted by the Company, in each case in accordance with the rules and regulations of the SEC, including, if applicable, Rule 10b-18 of the Exchange Act. The timing, volume, and nature of share repurchases pursuant to the Repurchase Program are at the discretion of management and may be suspended or discontinued at any time. Shares repurchased under the Repurchase Program are retired immediately and are included in the category of authorized but unissued shares. Direct and incremental costs associated with the Repurchase Program are deferred and included as a component of the purchase price. The excess of the purchase price over the par value of the common shares is reflected in retained earnings.
On May 9, 2024, the Company entered into a Supplemental Confirmation (together with the Company’s March 22, 2022 Variable Tenor ASR Master Agreement, the “May 2024 ASR Agreement”) with Citibank, N.A. (“Citi”) to repurchase $225.0 million (the “ASR Repurchase Price”) of its common stock. Under the terms of the May 2024 ASR Agreement, the Company paid the ASR Repurchase Price to Citi and received an initial share delivery of 1,927,608 shares of its common stock from Citi, representing 80% of the total expected share repurchases under the May 2024 ASR Agreement, based on the closing price of the Company’s common stock of $93.38 on May 9, 2024. On December 27, 2024, the Company completed the May 2024 ASR Agreement and received an additional 497,654 shares of its common stock. In total, 2,425,262 shares of the Company’s common stock were delivered under the May 2024 ASR Agreement at an average price of $92.77 per share, which represents the daily volume-weighted average price of the Company’s common stock during the term of the May 2024 ASR Agreement, less a discount and adjustments pursuant to the terms of the May 2024 ASR Agreement.
The following table sets forth the Company’s share repurchases (in millions, except per share data):

	Year Ended December 31,
	2024	2023	2022
Total number of shares repurchased	2.4	1.6	6.8
Amount repurchased	$225.0	$110.9	$387.8
Average price per share	$92.77	$68.82	$56.62
Share repurchases for the year ended December 31, 2024 were made pursuant to the May 2024 ASR. During the year ended December 31, 2024, the Company incurred costs directly attributable to the Repurchase Program of $1.8 million.
Share repurchases for the year ended December 31, 2023 were made through a combination of a Rule 10b5-1 repurchase plan and open market transactions. During the year ended December 31, 2023, the Company incurred costs directly attributable to the Repurchase Program of approximately $0.6 million.
Share repurchases for the year ended December 31, 2022 were made through a combination of open market transactions as well as through two ASRs. During the year ended December 31, 2022, the Company incurred costs directly attributable to the Repurchase Program of approximately $0.3 million.
As of December 31, 2024, the Company had approximately $164.1 million available for repurchases remaining under the Repurchase Program.

8. Prepaid Expenses and Other Current Assets
The following table summarizes the significant components of prepaid expenses and other current assets (in millions):

	December 31,
	2024	2023
Vendor rebates	$415.5	$371.8
Other	86.2	72.8
Total prepaid expenses and other current assets	$501.7	$444.6
9. Property and Equipment
The following table provides a detailed breakout of property and equipment, by type (in millions):

	December 31,
	2024	2023
Equipment	$484.5	$455.6
Finance lease assets	239.0	162.1
Leasehold improvements	144.7	104.1
Furniture and fixtures	79.4	61.9
Software	43.2	28.4
Land and buildings	27.5	22.3
Fixed assets in progress	60.2	61.5
Total property and equipment	1,078.5	895.9
Accumulated depreciation	(532.8)	(459.5)
Total property and equipment, net	$545.7	$436.4
Depreciation expense for the years ended December 31, 2024, 2023, and 2022 was $109.9 million, $91.2 million, and $75.1 million, respectively.
10. Goodwill and Intangible Assets
Goodwill
The following table sets forth the changes in the carrying amount of goodwill for the periods presented (in millions):

Balance as of December 31, 2022	$1,916.3
Acquisitions	35.6
Translation and other adjustments	0.7
Balance as of December 31, 2023	1,952.6
Acquisitions	144.7
Translation and other adjustments	(2.6)
Balance as of December 31, 2024	$2,094.7
The changes in the carrying amount of goodwill for the year ended December 31, 2024 were driven primarily by the Company’s recent acquisitions. See Note 3 for additional information.

Intangible Assets
The amortizable intangible asset lives generally range from 1 to 20 years. The following table summarizes intangible assets by category (in millions, except time periods):

	December 31,		Weighted-Average Remaining Life[1]
	2024	2023	(Years)
Amortizable intangible assets:
Customer relationships and other	$1,410.5	$1,238.9	16.1
Trademarks	—	5.6	—
Total amortizable intangible assets	1,410.5	1,244.5	16.1
Accumulated amortization	(936.7)	(850.8)
Total amortizable intangible assets, net	473.8	393.7
Indefinite-lived trademarks	15.3	9.8
Total intangibles, net	$489.1	$403.5

1.As of December 31, 2024.
Amortization expense relating to the above-listed intangible assets for the years ended December 31, 2024, 2023, and 2022 was $91.9 million, $85.0 million, and $84.1 million, respectively.
The following table summarizes the estimated future amortization expense for intangible assets (in millions):

Year Ending December 31,
2025	$83.8
2026	72.6
2027	61.5
2028	50.5
2029	41.4
Thereafter	164.0
Total future amortization expense	$473.8
11. Accrued Expenses
The following table summarizes the significant components of accrued expenses (in millions):

	December 31,
	2024	2023
Customer rebates	$139.0	$124.9
Inventory	135.5	140.5
Selling, general and administrative	114.2	108.5
Payroll and employee benefit costs	101.1	101.4
Interest and other	32.6	23.2
Income taxes	—	0.1
Total accrued expenses	$522.4	$498.6

12. Financing Arrangements
The following table summarizes all outstanding debt (presented net of unamortized debt issuance costs) and other financing arrangements (in millions):

	December 31,
	2024	2023
Revolving Lines of Credit
2026 ABL:
2026 U.S. Revolver[1]	$146.0	$80.0
2026 Canada Revolver[2]	2.1	—
Borrowings under revolving lines of credit, net	$148.1	$80.0

Long-term Debt, net
Term Loan:
2028 Term Loan[3]	$1,254.1	$964.5
Current portion	(12.8)	(10.0)
Long-term borrowings under term loan	1,241.3	954.5
Senior Notes:
2026 Senior Notes[4]	298.8	298.1
2029 Senior Notes[5]	347.8	347.4
2030 Senior Notes[6]	593.3	592.3
Long-term borrowings under senior notes	1,239.9	1,237.8
Long-term debt, net	$2,481.2	$2,192.3

1.Effective rate on borrowings of 6.23% and 6.68% as of December 31, 2024 and 2023, respectively.
2.Effective rate on borrowings of 5.70% as of December 31, 2024.
3.Interest rate of 6.36% and 7.97% as of December 31, 2024 and 2023, respectively.
4.Interest rate of 4.50% for all periods presented.
5.Interest rate of 4.125% for all periods presented.
6.Interest rate of 6.50% for all periods presented.
Debt Refinancing
In May 2021, the Company entered into various financing arrangements to refinance certain debt instruments to take advantage of lower market interest rates for the Company’s fixed rate indebtedness and to extend maturities (the “2021 Debt Refinancing”). The transactions included a new $350.0 million issuance of senior notes (the “2029 Senior Notes”). In addition, the Company entered into a second amended and restated credit agreement for its $1.30 billion asset-based revolving line of credit (the “2026 ABL”), and an amended and restated term loan credit agreement for a term loan of $1.00 billion (subsequently increased) (the “2028 Term Loan”), which together are defined as the “Senior Secured Credit Facilities.”
On May 19, 2021, the Company used the net proceeds from the 2029 Senior Notes offering, together with cash on hand and borrowings under the Senior Secured Credit Facilities, to redeem all $1.30 billion aggregate principal amount outstanding of the Company’s 4.875% Senior Notes due 2025 at a redemption price of 102.438%, to refinance all outstanding borrowings under the Company’s previous term loan, and to pay all related accrued interest, fees and expenses.
On March 28, 2024, the Company entered into a financing arrangement to refinance the 2028 Term Loan resulting in an increase in the outstanding principal balance from $975.0 million to $1.275 billion. Refer to the discussion below for additional information regarding the refinancing.
2029 Senior Notes
On May 10, 2021, the Company and certain subsidiaries of the Company as guarantors completed a private offering of $350.0 million aggregate principal amount of 4.125% senior unsecured notes due 2029 at an issue price equal to par. The 2029 Senior Notes mature on May 15, 2029 and bear interest at a rate of 4.125% per annum, payable on May 15 and November 15 of each year, which commenced on November 15, 2021. The 2029 Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by certain of the Company’s active United States subsidiaries.
The 2029 Senior Notes and related subsidiary guarantees were offered and sold in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. The 2029 Senior Notes and related subsidiary guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.
The Company capitalized debt issuance costs of $4.0 million related to the 2029 Senior Notes, which are being amortized over the term of the financing arrangements.
As of December 31, 2024, the outstanding balance on the 2029 Senior Notes, net of $2.2 million of unamortized debt issuance costs, was $347.8 million.
2026 ABL
On May 19, 2021, the Company entered into a $1.30 billion senior secured asset-based revolving credit facility with Wells Fargo Bank, N.A. and a syndicate of other lenders. The 2026 ABL provides for revolving loan commitments in both the United States in an amount up to $1.25 billion (“2026 U.S. Revolver”) and Canada in an amount up to $50.0 million (“2026 Canada Revolver”) (as such amounts may be reallocated pursuant to the terms of the 2026 ABL). The 2026 ABL has a maturity date of May 19, 2026. The unused commitment fees on the 2026 ABL are 0.20% per annum.
The 2026 U.S. Revolver has various borrowing tranches with an interest rate based, at the Company’s option, on a base rate, plus an applicable margin, or a Term SOFR rate, plus an applicable margin. The applicable margin for borrowings under the 2026 U.S. Revolver is based on the Company’s quarterly average excess availability as determined by reference to a borrowing base and ranges from 0.25% to 0.75% per annum in the case of base rate borrowings and 1.25% to 1.75% per annum in the case of Term SOFR borrowings.
The 2026 Canada Revolver has various borrowing tranches with an interest rate based, at the Company’s option, on a base rate, plus an applicable margin, or an adjusted CORRA rate, plus an applicable margin. The applicable margin for borrowings under the 2026 Canada Revolver is based on the Company’s quarterly average excess availability as determined by reference to a borrowing base and ranges from 0.25% to 0.75% per annum in the case of base rate borrowings and 1.25% to 1.75% per annum in the case of CORRA borrowings.
The 2026 ABL contains a springing financial covenant that requires a minimum 1.00:1.00 Fixed Charge Coverage Ratio (consolidated EBITDA less capital expenditures to fixed charges, each as defined in the 2026 ABL credit agreement) as of the end of each fiscal quarter (in each case, calculated on a trailing four fiscal quarter basis). The covenant would become operative if the Company failed to maintain a specified minimum amount of availability to borrow under the 2026 ABL, which was not applicable to the Company as of December 31, 2024.
In addition, the Senior Secured Credit Facilities and the 2029 Senior Notes (as well as the 2030 Senior Notes and the 2026 Senior Notes, each as defined below) are subject to negative covenants that, among other things and subject to certain exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to: (i) incur indebtedness (including guarantee obligations); (ii) incur liens; (iii) engage in mergers or other fundamental changes; (iv) dispose of certain property or assets; (v) make certain payments, dividends or other distributions; (vi) make certain acquisitions, investments, loans and advances; (vii) prepay certain indebtedness; (viii) change the nature of their business; (ix) engage in certain transactions with affiliates; (x) engage in sale-leaseback transactions; and (xi) enter into certain other restrictive agreements. The 2026 ABL is secured by a first priority lien over substantially all of the Company’s and each guarantor’s accounts and other receivables, chattel paper, deposit accounts (excluding any such account containing identifiable proceeds of Term Priority Collateral (as defined below)), inventory, and, to the extent related to the foregoing and other ABL Priority Collateral, general intangibles (excluding equity interests in any subsidiary of the Company and all intellectual property), instruments, investment property (but not equity interests in any subsidiary of the Company), commercial tort claims, letters of credit, supporting obligations and letter of credit rights, together with all books, records and documents related to, and all proceeds and products of, the foregoing, subject to certain customary exceptions (the “ABL Priority Collateral”), and a second priority lien over substantially all of the Company’s and each guarantor’s other assets, including all of the equity interests of any subsidiary held by the Company or any guarantor, subject to certain customary exceptions (the “Term Priority Collateral”). Beacon Sales Acquisition, Inc., a Delaware corporation and subsidiary of the Company, is a U.S. Borrower under the 2026 ABL and Beacon Roofing Supply Canada

Company, an unlimited liability company organized under the laws of Nova Scotia and subsidiary of the Company, is a Canadian borrower under the 2026 ABL. The 2026 ABL is fully and unconditionally guaranteed, on a joint and several basis, by the Company’s active U.S. subsidiaries.
The Company capitalized debt issuance costs of $8.3 million related to the 2026 ABL, which are being amortized over the term of the financing arrangements.
As of December 31, 2024, the outstanding balance on the 2026 ABL, net of $2.3 million of unamortized debt issuance costs, was $148.1 million. The Company also had outstanding standby letters of credit related to the 2026 U.S. Revolver in the amount of $17.8 million as of December 31, 2024.
2028 Term Loan
On May 19, 2021, the Company entered into a $1.00 billion senior secured term loan B facility with Citi and a syndicate of other lenders. The 2028 Term Loan, prior to the most recent amendment, required quarterly principal payments in the amount of $2.5 million, with the remaining outstanding principal to be paid on its May 19, 2028 maturity date. The interest rate was based, at the Company’s option, on a base rate, plus an applicable margin, or a Term SOFR rate, plus an applicable margin. The applicable margin for the 2028 Term Loan ranged, depending on the Company’s consolidated total leverage ratio (consolidated total indebtedness to consolidated EBITDA, each as defined in the 2028 Term Loan credit agreement), from 1.25% to 1.50% per annum in the case of base rate borrowings and 2.25% to 2.50% per annum in the case of Term SOFR borrowings.
On March 28, 2024, the Company entered into Amendment No. 3 to the 2028 Term Loan (the “2028 Term Loan Amendment No. 3”) with Citi, as administrative agent and collateral agent, and the lenders party thereto. The 2028 Term Loan Amendment No. 3, among other things, (i) increases the aggregate outstanding amount of outstanding term loans to $1.275 billion, (ii) reduces the interest rate for base rate borrowings to a rate per annum equal to a base rate plus a margin equal to 2.00%, (iii) reduces the interest rate to a rate per annum equal to Term SOFR with a 0.00% floor, plus a margin equal to 2.00%, and (iv) increases the required quarterly principal payments from $2.5 million to $3.2 million starting March 31, 2024 (the “2028 Term Loan Refinancing”). Except as amended by the 2028 Term Loan Amendment No. 3, the remaining terms of the 2028 Term Loan remain in full force and effect.
The Company evaluated the 2028 Term Loan Refinancing on a lender-by-lender basis to determine whether the transaction should be accounted for as either a debt extinguishment or debt modification. As a result, the Company recognized a loss on debt extinguishment of $2.4 million during the year ended December 31, 2024. In addition, unamortized historical debt issuance costs of $9.7 million and new debt issuance costs of $0.1 million related to the 2028 Term Loan continue to be amortized over the term of the financing arrangement.
The 2028 Term Loan is secured by a shared first-priority lien on the Term Priority Collateral and a shared second-priority lien on the ABL Priority Collateral. Certain excluded assets will not be included in the Term Priority Collateral and the ABL Priority Collateral. The 2028 Term Loan is fully and unconditionally guaranteed, on a joint and several basis, by certain of the Company’s active U.S. subsidiaries.
On March 16, 2023, the Company novated and amended its interest rate swap agreement related to the 2028 Term Loan. For additional information, see Note 21.
As of December 31, 2024, the outstanding balance on the 2028 Term Loan, net of $8.2 million of unamortized debt issuance costs, was $1.25 billion.
2030 Senior Notes
On July 31, 2023, the Company, and certain subsidiaries of the Company as guarantors, completed a private offering of $600.0 million aggregate principal amount of 6.50% Senior Secured Notes due 2030 (the “2030 Senior Notes”) at an issue price equal to par. The 2030 Senior Notes mature on August 1, 2030 and bear interest at a rate of 6.50% per annum, payable on February 1 and August 1 of each year, commencing on February 1, 2024. The 2030 Senior Notes and related subsidiary guarantees are secured by a shared first-priority lien on the Term Priority Collateral and a shared second-priority lien on the ABL Priority Collateral. Certain excluded assets will not be included in the Term Priority Collateral and the ABL Priority Collateral. The 2030 Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by certain of the Company’s active U.S. subsidiaries.
The 2030 Senior Notes and related subsidiary guarantees were offered and sold in a private transaction exempt from the registration requirements of the Securities Act, to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. The 2030 Senior Notes and related subsidiary guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.
On July 31, 2023 the Company used net proceeds from the offering, together with cash on hand and available borrowings under the 2026 ABL to complete the Repurchase of the Preferred Stock.
The Company capitalized debt issuance costs of $8.1 million related to the 2030 Senior Notes, which are being amortized over the term of the financing arrangement.
As of December 31, 2024, the outstanding balance on the 2030 Senior Notes, net of $6.7 million of unamortized debt issuance costs, was $593.3 million.
2026 Senior Notes
On October 9, 2019, the Company, and certain subsidiaries of the Company as guarantors, completed a private offering of $300.0 million aggregate principal amount of 4.50% Senior Secured Notes due 2026 (the “2026 Senior Notes”) at an issue price equal to par. The 2026 Senior Notes mature on November 15, 2026 and bear interest at a rate of 4.50% per annum, payable on May 15 and November 15 of each year, commencing on May 15, 2020. The 2026 Senior Notes and related subsidiary guarantees are secured by a shared first-priority lien on the Term Priority Collateral and a shared second-priority lien on the ABL Priority Collateral. Certain excluded assets will not be included in the Term Priority Collateral and the ABL Priority Collateral. The 2026 Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by certain of the Company’s active U.S. subsidiaries.
The 2026 Senior Notes and related subsidiary guarantees were offered and sold in a private transaction exempt from the registration requirements of the Securities Act, to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. The 2026 Senior Notes and related subsidiary guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.
On October 28, 2019, the Company used the net proceeds from the offering, together with cash on hand and available borrowings under the Company’s previous asset-based revolving credit facility, to redeem all $300.0 million aggregate principal amount outstanding of the Company’s 6.375% Senior Notes due 2023.
The Company capitalized debt issuance costs of $4.7 million related to the 2026 Senior Notes, which are being amortized over the term of the financing arrangements.
As of December 31, 2024, the outstanding balance on the 2026 Senior Notes, net of $1.2 million of unamortized debt issuance costs, was $298.8 million.

Other Information
The following table presents annual principal payments for all outstanding financing arrangements for each of the next five years and thereafter (in millions):

Year Ending December 31,	2026 ABL	2028 Term Loan	Senior Notes[1]	Total
2025	$—	$12.8	$—	$12.8
2026	150.4	12.8	300.0	463.2
2027	—	12.8	—	12.8
2028	—	1,223.9	—	1,223.9
2029	—	—	350.0	350.0
Thereafter	—	—	600.0	600.0
Total debt	150.4	1,262.3	1,250.0	2,662.7
Unamortized debt issuance costs	(2.3)	(8.2)	(10.1)	(20.6)
Total debt, net	$148.1	$1,254.1	$1,239.9	$2,642.1

1.Represent principal amounts for 2026, 2029, and 2030 Senior Notes.
Under the terms of the 2026 ABL, the 2028 Term Loan, the 2026 Senior Notes, the 2029 Senior Notes, and the 2030 Senior Notes, the Company is limited in making certain restricted payments, including dividends on its common stock. Based on the provisions in the respective debt agreements and given the Company’s intention to not pay common stock dividends in the foreseeable future, the Company does not believe that the restrictions are significant.
13. Leases
The following table summarizes components of lease costs recognized in the consolidated statements of operations (in millions):

	Year Ended December 31,
	2024	2023	2022
Operating lease costs	$146.7	$124.4	$112.7
Finance lease costs:
Amortization of right-of-use assets	33.7	22.5	13.3
Interest on lease obligations	8.7	5.7	2.6
Variable lease costs	15.1	12.3	9.4
Total lease costs	$204.2	$164.9	$138.0

The following table presents supplemental cash flow information related to the Company’s leases (in millions):

	Year Ended December 31,
	2024	2023	2022
Cash paid for amounts included in measurement of lease obligations:
Operating cash outflows from operating leases	$137.8	$121.1	$105.0
Operating cash outflows from finance leases	$8.8	$5.1	$2.4
Financing cash outflows from finance leases	$30.7	$21.2	$12.1
Right-of-use assets obtained in exchange for new finance lease liabilities	$78.6	$65.4	$62.8
Right-of-use assets obtained in exchange for new operating lease liabilities	$124.5	$67.9	$66.2

As of December 31, 2024, the Company’s operating leases had a weighted-average remaining lease term of 6.3 years and a weighted-average discount rate of 6.07%, and the Company’s finance leases had a weighted-average remaining lease term of 4.6 years and a weighted-average discount rate of 6.34%.
The following table summarizes future lease payments as of December 31, 2024 (in millions):

Year Ending December 31,	Operating Leases	Finance Leases
2025	$136.9	$48.6
2026	139.3	47.7
2027	122.5	42.7
2028	104.9	31.7
2029	85.1	18.7
Thereafter	194.3	10.8
Total future lease payments	783.0	200.2
Imputed interest	(137.1)	(26.4)
Total lease liabilities	$645.9	$173.8
14. Commitments and Contingencies
The Company is subject to loss contingencies pursuant to various federal, state, and local environmental laws and regulations; however, the Company is not aware of any reasonably possible losses that would have a material impact on its results of operations, financial position, or liquidity. Potential environmental loss contingencies include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal, or release of certain chemical or other substances by the Company or by other parties. Historically, environmental liabilities have not had a material impact on the Company’s results of operations, financial position, or liquidity.
The Company is subject to litigation and governmental investigations from time to time in the ordinary course of business; however, the Company does not expect the results, if any, to have a material adverse impact on its results of operations, financial position, or liquidity. The Company accrues a liability for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The Company also considers whether an insurance recovery receivable is applicable and appropriate based on the specific legal claim. The actual costs of resolving legal claims and governmental investigations may be substantially higher or lower than the amounts accrued for those activities.
In December 2018, a Company vehicle was involved in a fatal accident. In October 2019, the decedent’s estate and two bystanders sued the driver and the Company in Utah state court. The trial was in August 2022 and the jury found the driver not liable. In April 2023, the trial court granted plaintiffs’ motion for judgment notwithstanding the verdict, entering judgment against the driver and ordering the trial to proceed on the claims against the Company. The Utah appeals court granted an interlocutory appeal and affirmed the trial court’s decision in December 2024. At this time there is not a probable loss with respect to this matter and any potential loss in regard to this matter is not reasonably estimable. Accordingly, the Company has not accrued any amounts related to this matter within its financial statements as of December 31, 2024.

15. Accumulated Other Comprehensive Income (Loss)
Other comprehensive income (loss) is composed of certain gains and losses that are excluded from net income under GAAP and instead recorded as a separate element of stockholders’ equity.
The following table summarizes the components of, and changes in, AOCI (in millions):

	Foreign Currency Translation	Derivative Financial Instruments	AOCI
Balance as of December 31, 2021	$(15.3)	$(4.1)	$(19.4)
Other comprehensive income (loss) before reclassifications	(6.9)	13.8	6.9
Reclassifications out of other comprehensive income (loss)	—	—	—
Balance as of December 31, 2022	$(22.2)	$9.7	$(12.5)
Other comprehensive income (loss) before reclassifications	2.7	(1.9)	0.8
Reclassifications out of other comprehensive income (loss)	—	(2.6)	(2.6)
Balance as of December 31, 2023	$(19.5)	$5.2	$(14.3)
Other comprehensive income (loss) before reclassifications	(11.0)	0.7	(10.3)
Reclassifications out of other comprehensive income (loss)	—	(1.6)	(1.6)
Balance as of December 31, 2024	$(30.5)	$4.3	$(26.2)
Gains (losses) on derivative instruments are reclassified in the consolidated statements of operations in interest expense, financing costs and other, net in the period in which the hedged transaction affects earnings.
16. Income Taxes
The Company recorded a provision for (benefit from) income taxes of $124.0 million, $151.1 million, and $161.3 million for the years ended December 31, 2024, 2023, and 2022, respectively.
The following table summarizes the components of the income tax provision (benefit) (in millions):

	Year Ended December 31,
	2024	2023	2022
Current:
Federal	$76.9	$87.8	$91.5
Foreign	3.0	5.8	7.2
State	24.8	29.0	32.6
Total current taxes	104.7	122.6	131.3

Deferred:
Federal	13.7	22.0	25.5
Foreign	1.7	0.6	(0.6)
State	3.9	5.9	5.1
Total deferred taxes	19.3	28.5	30.0
Provision for (benefit from) income taxes	$124.0	$151.1	$161.3

The following table is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate for the periods presented:

	Year Ended December 31,
	2024	2023	2022
U.S. federal income taxes at statutory rate	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	4.7%	4.7%	4.8%
Share-based payments	(1.0)%	(0.8)%	(0.4)%
Non-deductible meals and entertainment	0.5%	0.4%	0.2%
Other	0.3%	0.5%	0.4%
Effective tax rate	25.5%	25.8%	26.0%
Deferred income taxes reflect the tax consequences of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax law. These temporary differences are determined according to ASC 740. The following table presents temporary differences that give rise to deferred tax assets and liabilities for the periods presented (in millions):

	December 31,
	2024	2023
Deferred tax assets:
Deferred compensation	$13.6	$11.4
Allowance for doubtful accounts	6.2	6.8
Accrued vacation and other	13.1	10.8
Inventory valuation	19.4	17.4
Tax loss carryforwards[1]	3.3	0.4
Unrealized (gain) loss on financial derivatives	(1.4)	(1.7)
Lease liability	161.2	131.5
Total deferred tax assets	215.4	176.6

Deferred tax liabilities:
Excess book over tax depreciation and amortization	(113.8)	(75.1)
Lease right-of-use asset	(138.6)	(119.5)
Total deferred tax liabilities	(252.4)	(194.6)
Net deferred income tax assets (liabilities)	$(37.0)	$(18.0)

1.Composed of interest limitation carryforwards and state net operating loss carryforwards.
The Company acquired $135.3 million of federal and state net operating loss carryforwards (“NOLs”) as part of its acquisition of Roofing Supply Group, LLC in fiscal year 2016. The Company has $0.1 million in state NOLs remaining as of December 31, 2024.
The Company’s non-domestic subsidiary, BRSCC, is treated as a controlled foreign corporation. On August 1, 2024, BRSCC acquired SSR which was also treated as a controlled foreign corporation. SSR amalgamated into BRSCC effective December 31, 2024. BRSCC and SSR’s taxable income, which reflects all of the Company’s Canadian operations, is being taxed only in Canada and would generally be taxed in the U.S. only upon an actual or deemed distribution. The Company expects that BRSCC’s earnings will be indefinitely reinvested for the foreseeable future; therefore, no U.S. deferred tax asset or liability for the differences between the book basis and the tax basis of BRSCC has been recorded as of December 31, 2024. Under the Tax Cuts and Jobs Act enacted in December 2017, future distributions from foreign subsidiaries will generally be subject to a federal dividends received deduction in the U.S. Should the earnings be remitted as dividends, the Company may be subject to additional foreign withholding and state income taxes. It is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings.
As of December 31, 2024, the Company’s goodwill balance on its consolidated balance sheet was $2.09 billion, of which there remains an amortizable tax basis of $1.02 billion for income tax purposes.

As of December 31, 2024, there were no uncertain tax positions which, if recognized, would affect the Company’s effective tax rate. The Company’s accounting policy is to recognize any interest and penalties related to uncertain tax positions in income tax expense in the consolidated statements of operations.
The Company has operations in 50 U.S. states and seven provinces in Canada. The Company is currently under audit in certain state and local jurisdictions for various years. These audits may involve complex issues, which may require an extended period of time to resolve. Additional taxes are reasonably possible; however, the amounts cannot be estimated at this time or would not be significant. The Company is no longer subject to U.S. federal income tax examinations for any fiscal years ended on or before September 30, 2020. For the majority of states, the Company is also no longer subject to tax examinations for any fiscal years ended on or before September 30, 2020. In Canada, the Company is no longer subject to federal or provincial tax examinations for any fiscal years ended on or before September 30, 2020.
On October 8, 2021, the Organization for Economic Co-operation and Development (“OECD”) released a statement on the OECD/G20 Inclusive Framework on Base Erosion and Profit Shifting, which agreed to a two-pillar solution to address tax challenges of the digital economy. On December 20, 2021, the OECD released the Model GloBE Rules for Pillar Two defining a 15% global minimum tax rate for large multinational corporations. Canada and other jurisdictions have enacted Pillar Two legislation in 2024, but the Company believes that any Pillar Two exposure in those jurisdictions would be immaterial. The OECD continues to release additional guidance and countries are implementing legislation with widespread adoption of the Model GloBE Rules for Pillar Two. The Company is continuing to evaluate the Model GloBE Rules for Pillar Two and related legislation, and their potential impact on future periods.
17. Geographic Data
The following table summarizes geographic information for long-lived assets, including property and equipment and other non-current assets, excluding intangible assets, for the periods presented (in millions):

	December 31,
	2024	2023
Long-lived assets:
U.S.	$533.4	$428.6
Canada	22.3	15.1
Total long-lived assets	$555.7	$443.7
18. Allowance for Doubtful Accounts
The following table summarizes changes in the valuation of the allowance for doubtful accounts for each balance sheet period presented (in millions):

	Year Ended December 31,
	2024	2023
Beginning balance	$15.0	$17.2
Charged to operations	12.8	7.6
Write-offs	(10.2)	(9.8)
Ending balance	$17.6	$15.0
19. Fair Value Measurement
As of December 31, 2024, the carrying amount of cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable, and accrued expenses approximated fair value because of the short-term nature of these instruments. The Company measures its cash equivalents at amortized cost, which approximates fair value based upon quoted market prices (Level 1).
As of December 31, 2024, based upon recent trading prices (Level 2), the fair values of the Company’s $300.0 million 2026 Senior Notes, $350.0 million 2029 Senior Notes, and $600.0 million 2030 Senior Notes were $294.8 million, $331.6 million, and $607.5 million, respectively.

As of December 31, 2024, the fair value of the Company’s term loan and revolving lines of credit approximated the amount outstanding. The Company estimates the fair value of its term loan and revolving lines of credit by discounting the future cash flows of each instrument using estimated market rates of debt instruments with similar maturities and credit profiles (Level 3).
20. Employee Benefit Plans
The Company maintains defined contribution plans covering non-union employees of the Company who have 90 days of service and are at least 21 years old. Certain union employees are eligible to participate in the Company’s defined contribution plans if allowed for by their collective bargaining agreement. All employees who are non-resident aliens are also excluded from participation. An eligible employee may elect to make a before-tax contribution of between 1% and 100% of his or her compensation through payroll deductions, not to exceed the annual limit set by law. The Company currently matches the first 50% of participant contributions limited to 6% of a participant’s gross compensation (maximum Company match is 3%). The combined total expense for this plan and a similar plan for Canadian employees for the years ended December 31, 2024, 2023, and 2022 was $17.6 million, $15.3 million, and $13.4 million, respectively.
The Company also participates in multi-employer defined benefit plans for which it is not the sponsor. The aggregated expense for these plans for the years ended December 31, 2024, 2023, and 2022 was $2.3 million, $2.6 million, and $3.7 million, respectively. Withdrawal from participation in one of these plans requires the Company to make a lump-sum contribution to the plan, and the Company’s withdrawal liability depends on the extent of the plan’s funding of vested benefits, among other factors.
21. Financial Derivatives
The Company uses interest rate derivative instruments to manage the risk related to fluctuating cash flows from interest rate changes by converting a portion of its variable-rate borrowings into fixed-rate borrowings.
On September 11, 2019, the Company entered into two interest rate swap agreements to manage the interest rate risk associated with the variable rate on the Company’s previous term loan. Each swap agreement has a notional amount of $250.0 million. As part of the 2021 Debt Refinancing, the Company refinanced its previous term loan, resulting in the issuance of the 2028 Term Loan; the two interest rate swaps were designed and executed such that they continue to hedge against a total notional amount of $500.0 million related to the refinanced 2028 Term Loan. One agreement (the “5-year swap”) was scheduled to expire on August 30, 2024 and swaps the thirty-day LIBOR with a fixed-rate of 1.49%. The second agreement (the “3-year swap”) expired on August 30, 2022 and swapped the thirty-day LIBOR with a fixed-rate of 1.50%. At the inception of the swap agreements, the Company determined that both swaps qualified for cash flow hedge accounting under ASC 815. Therefore, changes in the fair value of the swaps, net of taxes, were recognized in other comprehensive income each period, then reclassified into the consolidated statements of operations as a component of interest expense, financing costs and other, net in the period in which the hedged transaction affected earnings.
On March 16, 2023, the Company novated its 5-year swap agreement to another counterparty and, in connection with such novation, amended the interest rate swap agreement. The amendment changed the index rate from LIBOR to SOFR, increased the total notional amount of the interest rate swap to $500.0 million, and extended the termination date to March 31, 2027 (the “2027 interest rate swap”). Specifically, the fixed rate of 1.49% indexed to LIBOR was modified to 3.00% indexed to SOFR. The Company used a strategy commonly referred to as “blend and extend” which allows the asset position of the novated 5-year swap agreement of approximately $9.9 million to be effectively blended into the new 2027 interest rate swap agreement. As a result of this transaction, on March 16, 2023, the 5-year swap agreement was de-designated and the unrealized gain of $9.9 million included within accumulated other comprehensive income was frozen and was ratably reclassified as a reduction to interest expense, financing costs and other, net over the original term of the 5-year swap as the hedged transactions affect earnings. The unrealized gain of $9.9 million was fully recognized as of August 2024. Additionally, the 2027 interest rate swap had a fair value of $9.9 million at inception and will be ratably recorded to accumulated other comprehensive income and reclassified to interest expense, financing costs and other, net over the term of the 2027 interest rate swap, or through March 31, 2027 as the hedged transactions affect earnings. At the inception of the 2027 interest rate swap, the Company determined that the swap qualified for cash flow hedge accounting under ASC 815. Therefore, changes in the fair value of the swap, net of taxes, will be recognized in other comprehensive income each period, then reclassified into the consolidated statements of operations as a component of interest expense, financing costs and other, net in the period in which the hedged transaction affects earnings. The 2027 interest rate swap is the only swap agreement outstanding as of December 31, 2024.
The effectiveness of the outstanding 2027 interest rate swap will be assessed qualitatively by the Company during the life of the hedge by (i) comparing the current terms of the hedge with the related hedged debt to assure they continue to coincide and (ii) through an evaluation of the ability of the counterparty to the hedge to honor its obligations under the hedge. The Company performed a qualitative analysis as of December 31, 2024 and concluded that the outstanding 2027 interest rate swap continues to meet the requirements under ASC 815 to qualify for cash flow hedge accounting. As of December 31, 2024, the fair value of the 2027 interest rate swap, net of tax, was $8.5 million in favor of the Company.
During the year ended December 31, 2024, the Company reclassified gains of $1.6 million out of accumulated other comprehensive income (loss) and to interest expense, financing costs and other, net. Approximately $5.6 million of net gains included in accumulated other comprehensive income (loss) at December 31, 2024 is expected to be reclassified into earnings within the next 12 months as interest payments are made on the Company’s Term Loan and amortization of the inception date fair value of the 2027 interest rate swap occurs. The Company records any differences paid or received on its interest rate hedges to interest expense, financing costs and other, net within the consolidated statements of operations.
The fair value of the interest rate swap is determined through the use of a pricing model, which utilizes verifiable inputs such as market interest rates that are observable at commonly quoted intervals (generally referred to as the “forward curve”) for the full terms of the hedge agreements. These values reflect a Level 2 measurement under the applicable fair value hierarchy. The following table summarizes the combined fair value, net of tax, of the interest rate swap (in millions):

		Net Assets (Liabilities) as of
		December 31,
Instrument	Fair Value Hierarchy	2024	2023
Designated interest rate swap[1]	Level 2	$8.5	$7.8

1.Assets are included in the consolidated balance sheets in prepaid expenses and other current assets, while liabilities are included in accrued expenses.
The following table summarizes the amounts of gain (loss) on the change in fair value of the designated interest rate swap recognized in other comprehensive income (in millions):

	Year Ended December 31,
Instrument	2024	2023	2022
Designated interest rate swap	$0.7	$(1.9)	$13.8
22. Segment Reporting
As further described in Note 2, the Company’s CODM is the Chief Executive Officer and the Company views its operations and manages its business as a single operating segment, which is the wholesale distribution of building materials. The Company’s revenues for its single operating segment are derived from the sale of residential and non-residential roofing products, as well as complementary products, such as siding and waterproofing.
The accounting policies for the wholesale distribution of building materials operating segment are the same as those described in Note 2. The CODM evaluates performance for the Company’s single operating segment and decides how to allocate resources based on the Company’s consolidated net income that is reported in the consolidated statements of operations as net income (loss). The measure of segment assets is reported on the consolidated balance sheets as total assets. The CODM allocates resources across the Company based on consolidated net income derived during the annual budgeting process and throughout the year in monitoring actual results compared to budget and updated forecasts. These results are used to assess segment performance and determine the compensation of certain employees.
The operating segment financial information regularly reviewed by the CODM, inclusive of assets, revenue, expenses, profit or loss, and noncash items are presented on a consolidated basis in the same amount and using the same captions as those included in the consolidated statements of operations, consolidated balance sheets, and consolidated statements of cash flows. There are no additional segment expense categories regularly provided to the CODM. Therefore, there are also no amounts classified as other segment items requiring disclosure.
23. Subsequent Events
On January 27, 2025, QXO, Inc. (“QXO”) commenced a tender offer for all issued and outstanding shares of our common stock for $124.25 per share in cash (the “QXO Tender Offer”). Based on periodic reviews with financial advisors of the Company’s business, strategy, historic, current and future valuation, and potential opportunities and a careful review of the QXO Tender Offer in consultation with the Company’s independent financial and legal advisors, the Board unanimously determined that the QXO Tender

Offer is inadequate, undervalues the Company and is not in the best interests of the Company and its stockholders. As discussed in our Solicitation/Recommendation Statement in response to the QXO Tender Offer, filed with the SEC on Schedule 14D-9 on February 6, 2025 (and as subsequently amended), the Board recommended that the Company’s stockholders reject the QXO Tender Offer and not tender their shares into the QXO Tender Offer.
On January 27, 2025, our Board adopted a stockholder rights agreement (the “Rights Agreement”) and declared a dividend of one right for each outstanding share of Company common stock to stockholders of record at the close of business on February 7, 2025. Each right entitles its holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company at an exercise price of $640.00 per right, subject to adjustment. The rights will expire on the close of business on January 26, 2026, unless prior to such date stockholder approval has been obtained to extend the term of the rights or the rights have otherwise been redeemed or terminated in accordance with the Rights Agreement.
The Rights Agreement is intended to protect Beacon and its stockholders from anyone seeking to opportunistically gain control of Beacon without paying all stockholders an appropriate control premium. The Rights Agreement ensures the Board has sufficient time to review QXO’s tender offer and consider the best approach to enhance the interests of the Company and its stockholders. The Rights Agreement will not, and is not intended to, prevent a takeover of the Company on terms that are fair to and in the best interests of the Company and all the Company’s stockholders.
In addition, on February 12, 2025, QXO submitted to the Company a notice of its intention to nominate 10 directors for election at the Company’s 2025 Annual Meeting of Stockholders. The Board is carefully reviewing QXO’s nominees and will make a recommendation in due course.
The QXO Tender Offer expired 12:00 midnight (New York City time) at the end of February 24, 2025. On February 25, 2025, QXO extended the QXO Tender Offer, with the extended offer period to expire at 5:00 p.m. (New York City time) on March 3, 2025.